Exhibit 99.1

American Spectrum Realty, Inc. Notified by NYSE AMEX LLC of Possible Delisting Due to Non-Compliance with Continued Listing Standards

HOUSTON--(BUSINESS WIRE)--March 12, 2010--American Spectrum Realty, Inc. (NYSE AMEX: AQQ) (“the Company”), a real estate investment and management company, headquartered in Houston, Texas, announced today that on March 8, 2010 it received notice from the NYSE AMEX LLC (“the Exchange”) indicating that the Company no longer complies with the Exchange’s continued listing standards due to not maintaining minimum stockholders’ equity requirements as set forth in Sections 1003(a)(ii) and (iii) of the AMEX Company Guide, and that its securities are, therefore, subject to being delisted from the Exchange. The Company has appealed this determination and requested a hearing before a committee of the Exchange. There can be no assurance the Company’s request for continued listing will be granted. The Company believes that its securities are eligible to trade on another marketplace.

American Spectrum Realty, Inc. is a real estate investment company that owns 30 offices, industrial and retail properties aggregating approximately 2.7 million square feet in California, Texas, Arizona and the Midwest, and has been publicly traded on the Exchange since 2001. American Spectrum Management Group, Inc., a wholly-owned subsidiary of American Spectrum Realty, Inc., manages and leases all properties owned by American Spectrum Realty, Inc.

CONTACT:
American Spectrum Realty, Inc.
Chairman, President and CEO
William J. Carden, 713-706-6200